UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2007

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-118077
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

21 Waterway Avenue, Suite 300, The Woodlands, TX 77381
(Address of principal executive offices and Zip Code)

(281) 362-2787
Registrant's telephone number, including area code

500 – 666 Burrard Street, Vancouver, British Columbia, Canada V6C 3P6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 23, 2007 Pierre Mulacek was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, and John Legg resigned from those positions to facilitate the appointment of Mr. Mulacek. Mr. Mulacek was also appointed as a director of the Company.

Mr. Mulacek has over twenty years’ experience in all facets of the oil and gas industry. Mr. Mulacek attended Texas Tech University from 1979 to 1983 with a focus on Petroleum Land Management until he joined Petroleum Independent and Exploration Corporation as Vice President. Mr. Mulacek was also a founding shareholder of Interoil Corp., an integrated oil and gas company listed on the American Stock Exchange where he has served as corporate development consultant since 1995.

On April 23, 2007, we entered into an Executive Employment Agreement with Mr. Mulacek pursuant to which he has agreed to serve as our Chief Executive Officer for a term of one year. We have agreed to pay Mr. Mulacek an annual salary of $120,000 and he may be eligible to receive an annual bonus as determined by the board of directors based upon the performance of our company. We have also agreed to grant to Mr. Mulacek options to purchase 300,000 shares of our common stock at an exercise price equal to the lower of (i) $1.25 or (ii) the minimum price per share allowable pursuant to the stock option plan to be adopted by the Company’s compensation committee.

Except as disclosed below, we have not been a party to any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, which Mr. Mulacek had or will have a direct or indirect material interest. On April 23, 2007, Mr. Mulacek agreed to purchase 187,500 shares of our common stock at a price of $0.80 per share. As this is the price at which the Company is currently selling its common stock to private investors, and as the common stock to be sold does not enjoy registration rights, the deemed value of the transaction to Mr. Mulacek is nil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Pierre G. Mulacek
Pierre G. Mulacek
Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

Date: April 24, 2007